CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of

Oppenheimer Small- & Mid-Cap Growth Fund:

We consent to the use of our reports dated December 17, 2012, with respect to the financial statements and financial highlights of Oppenheimer Small- & Mid-Cap Growth Fund, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus for Discovery Mid-Cap Growth Fund (the successor to Oppenheimer Small- & Mid-Cap Growth Fund), and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/KPMG LLP
KPMG LLP

Denver, Colorado

April 24, 2013